UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 2, 2004

Commission file number 333-43157

NORTHLAND CABLE TELEVISION, INC.

(Exact name of registrant as specified in its charter)

STATE OF WASHINGTON	91-1311836

(State or other jurisdiction of incorporation )	(I.R.S. Employer Identification No.)

AND SUBSIDIARY GUARANTOR:

NORTHLAND CABLE NEWS, INC.

(Exact name of registrant as specified in its charter)

STATE OF WASHINGTON	91-1638891

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1201 THIRD AVENUE, SUITE 3600
SEATTLE, WASHINGTON	98101

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(206) 621-1351

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒ No ☐

This filing contains 2 pages. Exhibits index appears on page 1.

ITEM 5. Other Events
SIGNATURES

ITEM 5. Other Events

On June 24, 2004, the Company executed a commitment letter received from a recognized financial institution to lead the syndication of a significant credit facility for the Company. It is anticipated that funds from the new credit facility, if secured by the Company, will be used to refinance existing senior bank debt, to redeem in their entirety all of the Company’s senior subordinated notes pursuant to the optional redemption provisions of those notes, and to provide excess borrowing capacity for possible future acquisition financing and funds for future capital expenditures and working capital. The commitment is subject to various conditions including no material adverse change in the operations of the Company, no material adverse changes in financial, banking or capital market conditions, satisfactory results of due diligence review by the lender, mutually satisfactory negotiation of definitive documentation of the credit facility, among others. If the credit facility is secured, it is currently contemplated that closing of the new credit facility will take place sometime during the third quarter of 2004 although no assurances can be given as to this timing. It is important to note that final consummation of the proposed credit facility remains subject to various conditions outside of the Company’s control, and no assurances can be given at this time that these conditions will be satisfied or that the credit facility will actually be secured.

Forward-Looking Statements Disclaimer

The information set forth herein contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. These statements present management’s current evaluation of the events discussed but no assurance can be provided as to the actual future outcome of such events. Any discussions contained herein, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Northland Cable Television, Inc. and Subsidiary

SIGNATURES	CAPACITIES	DATE
/s/ Richard I. Clark Richard I. Clark	Executive Vice President, Treasurer and Assistant Secretary	7-2-04

/s/ Gary S. Jones	President	7-2-04
Gary S. Jones